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                                                                  EXHIBIT 10.41



December 11, 1998


John E. Dearborn
5212 MacKenzie Way
Plano, Texas  79093

        Re:  Senior Vice President of Marketing with MetaCreations Corporation


Dear John:


We are pleased to offer you the full time, regular position of Senior Vice President of Marketing with MetaCreations Corporation commencing on or about December 15, 1998. Our team is excited that you will be joining us. You will be located at our corporate headquarters in Santa Barbara and will report directly to me.

You will be an exempt, salaried employee and your starting base compensation shall be $15,417 per month, payable on the 15th and last day of each month. This compensation will be reviewed annually. You will be eligible for any benefit programs which are generally available to all employees. You will receive a $750 monthly auto allowance.

You may also be eligible for a quarterly $10,000 performance incentive bonus, based on performance goals to be determined and agreed upon, and an additional $30,000 annual performance bonus based on company performance. The Company will provide you with a $10,000 signing bonus payable within fifteen (15) days of your employment at MetaCreations.

Additionally, MetaCreations will recommend to the Board of Directors that you be granted a stock option entitling you to purchase 150,000 shares of the common stock of the Company at the fair market value on the date of the grant as determined by the Board. Options granted will vest at 25% of the total grant one year from the date of any grant and, thereafter, the balance shall vest at a rate of 1/36th of the balance per month. Said options shall be subject to the Company's then operative Stock Option Plans.



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John Dearborn
December 11, 1998
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The Company will also provide you with a relocation package from Texas to the
Santa Barbara area which will include: reimbursement of customary costs (including points) associated with selling your existing home in Texas, reimbursement of customary costs incurred in connection with purchasing a home in the Santa Barbara area, reimbursement of reasonable travel expenses incurred while searching for a home in the Santa Barbara area, reimbursement of reasonable, documented physical relocation costs, and an interim housing allowance for up to six (6) months in the Santa Barbara area.

In the event you are involuntarily terminated without cause, you shall receive base salary continuation, including health benefits, for which MetaCreations will pay the premium, for six (6) months following your termination.

In the event that, within the first 12 months of your employment with MetaCreations, Micrografx seeks to enforce the Non-Compete provision of your agreement, in effect with them, MetaCreations will reimburse you for expenses associated with obtaining and incurring legal services, up to a maximum of $20,000.

Nothing in the grant of options or in this offer of employment should be construed as a guarantee of continued employment for any set period of time. As with all MetaCreations employees, either party may end the employment relationship at any time, with or without cause. Employment at MetaCreations is strictly at the will of each of the parties. This offer and the Confidentiality agreement represent the entire agreement between you and MetaCreations regarding your employment with the Company and supersede any previous oral or written agreements. This offer is expressly contingent upon your supplying proof of your ability to work in the United States in compliance with the Immigration Reform and Control Act of 1986, within three days of your commencement date.

We are delighted that you will be joining MetaCreations Corporation. I know I speak for the rest of the team in saying that we are looking forward to working with you as you bring your unique and significant skills to the Company.


Sincerely,                                   Accepted:



/s/ Gary Lauer                               /s/ John Dearborn
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Chief Executive Officer                          John Dearborn